Exhibit 21.1

EXTREME NETWORKS, INC.

SUBSIDIARY LIST

Name	Location
Extreme Networks, Inc.	Delaware
Aerohive Networks, Inc.	Delaware
Aerohive Networks, LLC	Delaware
Aerohive Networks Ltd.	Cayman Islands
Enterasys Networks, Inc.	Delaware
Extreme Federal Inc.	Delaware
Extreme Networks GmbH	Germany
Extreme Networks SRL	Italy
Extreme Networks s.r.o.	Czech Republic
Extreme Networks Bilisim Teknolojileri Hizmetleri Limited Sirketi	Turkey
Extreme Networks APAC Sdn Bhd	Malaysia
Extreme Networks Arabia LLC	Saudi Arabia
Extreme Networks Australia PTY, Ltd.	Australia
Extreme Networks Belgium SARL	Belgium
Extreme Networks Canada Inc.	Canada
Extreme Networks Chile, Ltda.	Chile
Extreme Networks China Ltd.	Hong Kong
Extreme Networks Colombia Technology SAS	Colombia
Extreme Networks Delaware LLC	Delaware
Extreme Networks Do Brazil, Ltda	Brazil
Extreme Networks EMEA Ltd.	Cayman Islands
Extreme Networks France SA	France
Extreme Networks (Hangzhou) Ltd.	China
Extreme Networks Hong Kong Ltd.	Hong Kong
Extreme Networks IHC, Inc.	Delaware
Extreme Networks India Private Ltd.	India
Extreme Networks International Ltd.	Cayman Islands
Extreme Networks Ireland Ltd.	Ireland
Extreme Networks Ireland Holding Ltd.	Ireland
Extreme Networks Ireland Ops Ltd.	Ireland
Extreme Networks KK	Japan
Extreme Networks Korea Ltd.	South Korea
Extreme Networks Mauritius	Mauritius
Extreme Networks Mexico, SA de CV	Mexico
Extreme Networks Netherlands BV	Netherlands
Extreme Networks Norway AS	Norway
Extreme Networks Singapore Pte. Ltd.	Singapore
Extreme Networks Spain SL	Spain
Extreme Networks Switzerland GmbH	Switzerland
Extreme Networks Technology Co. (Beijing) Ltd.	China
Extreme Networks UK Technology Ltd.	United Kingdom
IHC Networks AB	Sweden